Exhibit 99.1

JULY 28, 2022 / 1:00PM, FCN.N - Q2 2022 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc. - CFO & Treasurer

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division—Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division—MD

PRESENTATION

Operator

Welcome to the FTI Consulting Second Quarter 2022 Earnings Conference Call. (Operator Instructions) Please note that this event is being recorded. And I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting Conference Call to discuss the company’s second quarter 2022 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning. A copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our quarterly report on Form 10-Q for the quarter ended June 30, 2022, our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our other reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter 2022 results.

JULY 28, 2022 / 1:00PM, FCN.N - Q2 2022 FTI Consulting Inc Earnings Call

Of note, during today’s presentation, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details they have historically.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you, Mollie. Welcome, everyone, and thank you all for joining us this morning. This quarter, like all quarters, there are a lot of puts and takes in our results at the disaggregated levels, the segments, the regions, the subregions. So I will, as usual, let Ajay talk to those in some detail. And let me talk to the macro levels. At the macro level, the results were for the first time in a while a bit below my expectations.

Important, however, I want to underscore that, that shortfall was primarily due to the sort of quarterly noise that our business is often subject to, whether it’s revenue deferrals, FX remeasurement gains or losses, taxes, the timing of success fees, et cetera. So I’ve looked into this extensively. And the bottom line for me about this quarter is nothing about this quarter changes my sense or our sense of the prospects for the medium term and the long term or for this year.

So as Ajay will talk about, we are reaffirming our guidance for this year. So I’ll leave the rest of the details in the quarter then to Ajay. And for the rest of my time, perhaps instead of talking to the quarter, we turned to some of the general themes that we’ve talked about before, which is the commitment we are making to continue to invest in the strong positions we have and the numerous strong opportunities that we see.

The investments this quarter are, for the most part, in the same areas that our investments have typically been, which is, as you know, senior headcount and junior headcount, and I’ll talk to that. But in this quarter, you’ll notice in addition, we have invested heavily in SG&A in a way that we haven’t over the last several years. So I want to give you a flavor of that as well. Let me start with the senior headcount and junior headcount.

With respect to senior headcount, I’m hoping you saw this quarter that we announced the hiring of 33 new senior professionals at the MD and SMB levels which is, on average, over 50% above the even impressive levels that we’ve been achieving in the last few years. This quarter, we had particular success at the MD level where we announced 3x as many hires as we had been in the second quarter of last year.

Our success in these hiring efforts is critical because as we’ve discussed several times, even with all the promotions we are making, reaching the sort of bold aspirations that I have and our teams have required ongoing success in attracting great senior people laterally as well. And so I’m very gratified to see yet another powerful quarter in that hiring. Importantly, that hiring is happening across multiple geographies.

As we’ve discussed, this year, we are, in particular, investing heavily in a number of areas where we historically weren’t as strong like France, Germany, Italy, Netherlands, and U.A.E., all of which reflect our strong commitment to deepen our penetration in the EMEA region as well as the strength of the leadership we now have there that we can invest behind.

But equally important, we are continuing to have great opportunities to hire strong people elsewhere. Among those numbers for this quarter, we hired great senior professionals in the United States, Australia, Mexico, China and other places, all of which reflect the strength of our brand among the leading professionals in each of those markets and our belief that we have opportunities in every segment and every geography.

So a lot of senior hiring was one of the investment areas this quarter. Behind the senior investments, we also hired less tenured people, junior people who can grow and develop in their own rights to become senior people and people who can support the senior people today. Overall, ourheadcount is up just under 10%, which is generally in line with our aspirations.

And on top of that, this fall, we’re going to welcome the largest campus hire group that we’ve had by far, reflecting the commitment we’ve made and the success we’ve had in building our presence on campus and our commitment to growing in that most core source of organic growth, which is hiring great people at the most junior levels, and then developing them up through the ranks.

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So a good part of our investment this quarter was in the same form as we’ve had in the past, great senior hires, great junior hires, great people behind them. But what’s a little different about this quarter than some recent quarters, we’ve also made major investments in SG&A. Let me go into that for a bit.

As we discussed, I think we did a terrific job during COVID of maintaining connectivity remotely. We put in place tools to help like Teams and Zoom. But more important than those tools and processes, our people made incredible efforts to support their clients through difficult times and remain connected emotionally to each other during the height of COVID.

So I think we did a great job. But in my experience, any high-powered professional services firm that works on a sort of high stakes complex matters that we do need what we can to invest in face-to-face connection among our people. I don’t think we’re ever going to go back to the old days where everybody is in the office or at a client site 5 days a week or sometimes 7 days a week. Nor do I think of here virtual reality makes sense for a company like this, which deals with sets of issues that are major and stakes that are high.

Given that, and since we’ve had so little face-to-face contact in the last few years, this year, we are consciously making major efforts to reestablish that connectivity, and that showed up particularly this quarter. Let me give you a few examples. On our last call, we talked about how in April we hosted the first all-SMD meeting that we’ve had in almost 3 years and how energizing that was.

What I didn’t mention was how enthusiastic the attendance was for that. We have a person on our Team here (inaudible) who arranges everything for that meeting and all the hotel room. He never plans wrong, and we ended up running out of hotel space and she and we had to scramble in that room for nearby hotels to have space for everyone. So it was a major investment. It’s an example.

We also made investments like this in a disaggregated way by segment, by subsegment and region throughout the quarter. (inaudible) Capital Advisors in real estate, each hosted major in-person meetings, some of them gathering the entire global team. Our tech business development team hosted their first in-person sales kickoff in over 2 years. For me, and I’m sure many of you, it’s ridiculous to think about having a sales pickup only once every 3 years.

There’s so much motivation that comes from an in-person meeting. When sales people get together, they not only share best practices but share energy and though some of that can be done virtually, nothing can replace the energy level you would get when we have it in person.

So I was pleased we were able to return to that sort of event this quarter. And similarly, in Econ, FLC, tech teams in EMEA and Australia each (inaudible) days for professionals. And that’s (inaudible) segment and region level, in addition, we brought back in-person talent development training programs. For example, we’ve historically hosted annual milestone programs for newly hired and promoted professionals, and we’ve done that live face-to-face to enhance connectivity in our firm.

We were not able to do that during COVID, and I was pleased we were able to bring them back in person this year. So the SG&A this quarter reflects, in particular, our commitment to increase in-person connectivity. But it also reflects some other things as well, including more travel to in-person client meetings and proposals, Ajay will talk higher airfares and so forth, but also more investment in infrastructure.

We can’t hire all the people we hired this quarter without recruiters to do the actual hiring. And in particular, when you have new geographies, you need those recruiting professionals to be able to speak the local language. So in many of these new geographies, we made significant investment not just in recruiters, investment in finance and marketing and legal professionals, we need to support those businesses.

So we invested in travel, in connectivity but also in infrastructure. Those major SG&A expenses are obviously in the classic accounting expenses. But I also believe they are appropriately thought of as investments. They are critical parts, making sure we continue to attract great people. And then once we do, we support their development, and we support and maintain and build upon the culture in this firm that has led to the success of this firm over the last years that has turned this firm into one that is today ever more powerfully able to deliver for each other in terms of ourprofessional development, but most directly for our clients as well.

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And behind those investments is a deeper conviction that we’ve talked about a number of times, which is as much success as we have had, I believe, we are in the early innings. There are powerful market opportunities in front of every segment and every geography. And there are always new adjacencies to attack. The most critical gating factor for our growth is not the market. It is finding great people, retaining them, supporting theirdevelopment, supporting the best professionals so they can become the best versions of themselves.

As long as we do that and along with that support, the continued conviction of the right attitude and the right capabilities, the commitment to clients, first and foremost, we will be continuing to be able to seize those opportunities as we find them and as they arise. And if we do, the opportunities for our people will be as bright as they have ever been, but also the power for our clients will continue to grow and shine through into the marketplace. And for both of those, the results for you, our shareholders, will continue to be terrific. So with that in mind, let me turn over the stage to Ajay. Ajay?

Ajay Sabherwal - FTI Consulting, Inc.—CFO & Treasurer

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year beginning with our second quarter results. Today, we reported yet another quarter of record revenues with 6.1% year-over-year growth. Without the negative FX impact from strengthening of the U.S. dollar, revenues grew 9.2% compared to the prior year quarter.

We also continued to invest in capacity globally. Our billable headcount grew 9.4% year-over-year and total head count grew 9.9%. As we expected, earnings per share declined year-over-year because revenue growth was more than offset by an increase in SG&A and direct compensation costs.

I want to acknowledge at the outset that this year-over-year decline was larger than our expectation for 3 key reasons. First, in our Economic Consulting segment, we had a significant deferral in revenue as all client approvals required for revenue recognition for certain matters had not yet been received. This factor is merely timing of revenue recognition. We expect this revenue to be recognized in the third quarter.

Second, we anticipated an increase in SG&A expenses because we are investing in infrastructure to support a larger business. And SG&A was depressed in prior quarters because of the global COVID-19 pandemic. However, travel and entertainment expenses were even higher than we expected, not only due to inflationary impacts on costs such as airfare and hotels, but also, as Steve mentioned, because of a pent-up desire to meet in person.

Third, large M&A activity is down year-over-year, which impacts our Economic Consulting and Technology segments. As a reminder, last year, we benefited from large M&A-related engagements that have since concluded. There are also pockets within our Forensic and Litigation Consulting business where work involving our litigation-related services has been slower to get started than we expected. Conversely though, we had better-than-expected performance in our Corporate Finance & Restructuring segment.

Over the last 2 quarters, we have seen sequential increases in restructuring activity without any letup in our transactions and business transformation businesses. As Steve mentioned, we are reiterating our guidance for the full year despite the lower-than-expected second quarter performance.

Now turning to our second quarter results in more detail. Revenues of $755 million increased $43.5 million compared to $711.5 million in the prior year quarter. Excluding FX, revenues increased $65.5 million or 9.2% compared to the prior year quarter. GAAP EPS of $1.43 in 2Q ‘22 compared to $1.77 in 2Q ‘21. Adjusted EPS for the quarter were $1.43, which compared to $1.74 in the prior year quarter. Net income of $51.4 million compared to $62.8 million in the prior year quarter.

This decrease is primarily because the 6.1% growth in revenues was not sufficient to offset the increase in SG&A and compensation expenses. SG&A expenses of $167.9 million were 22.2% of revenues. This compares to SG&A of $133.9 million or 18.8% of revenues in the second quarter of 2021. Approximately half of the year-over-year increase in SG&A expenses was due to higher travel and entertainment expenses.

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As Steve mentioned, this quarter, we hosted many in-person events for talent development, team building and marketing and business development purposes. Higher compensation and consulting expenses made up most of the rest of the year-over-year increase. In EMEA, in particular, we are adding employees to support a larger business in areas such as recruiting, HR, finance and legal. Second quarter 2022 adjusted EBITDA of $76.2 million or 10.1% of revenues compared to $92.3 million or 13% of revenues in the prior year quarter.

Our second quarter effective tax rate of 20.6% compared to 19.3% in the prior year quarter. For the balance of 2022, we expect our effective tax rate to be between 22% and 25%. Fully diluted WASO for Q2 of 35.9 million shares increased 535,000 shares compared to 35.4 million shares in 2Q ‘21, primarily because of the dilutive impact of our convertible notes.

Our convertible notes had a potential dilutive impact on EPS of approximately 1.2 million shares for the quarter, included in WASO as our average share price of $164.97 this past quarter was above the $101.38 conversion threshold price. Billable head count increased by 482 professionals or 9.4% compared to the prior year quarter. Nonbillable headcount increased by 155 professionals or 12% for the same period.

Now I will share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $277.1 million increased 20% compared to the prior year quarter. Excluding the estimated negative impact from FX, revenues increased 22.7%. The increase in revenues was primarily due to higher demand and realized rates across our transactions, business transformation and restructuring services as well as an increase in pass-through revenues and higher success fees compared to the prior year quarter. Adjusted segment EBITDA of $55 million or 19.8% of segment revenues compared to $40.2 million or 17.4% of segment revenues in the prior year quarter.

Adjusted segment EBITDA increased due to higher revenues, which was partially offset by higher compensation, which includes the impact of an 8.4% increase in billable headcount and higher SG&A expenses. Business transformation and transactions represented 60% of segment revenues, while restructuring represented 40% of segment revenues this quarter. This compares to 56% for business transformation and transactions and 44% for restructuring in 2Q of ‘21. Year-over-year, business transformation and transactions grew 27% and restructuring revenues grew 11%. On a sequential basis, revenues increased 9.4%, primarily driven by an increase in demand for transactions and restructuring services.

Sequentially, restructuring revenues grew 9%, primarily resulting from improved demand in North America. Adjusted segment EBITDA improved $1.4 million as higher revenues were partially offset by annual merit increases and higher SG&A expenses. Turning to FLC. Revenues of $164.2 million increased 9% compared to the prior year quarter. Excluding the estimated negative impact from FX, revenues increased 10.8%. The increase in revenues was primarily due to higher demand for our Health Solution services and higher realized rates for our investigation services. Adjusted segment EBITDA of $16.7 million or 10.2% of segment revenues compared to $18 million or 11.9% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation which includes the impact of a 7.9% increase in billable headcount and higher SG&A expenses.

Sequentially, revenues increased 6.7%, primarily due to increased demand for Health Solutions services. Our Economic Consulting segment’s revenues of $164 million decreased 10.5% compared to the prior year quarter. Excluding the estimated negative impact from FX, revenues decreased 6.6%. The decrease was primarily due to lower demand for our M&A-related antitrust services and lower realization, primarily related to revenue deferrals or non-M&A-related antitrust services, which was partially offset by higher demand for such non-M&A-related antitrust services.

Adjusted segment EBITDA of $21.6 million or 13.2% of segment revenues compared to $30.7 million or 16.7% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to lower revenues and higher SG&A expenses, which was partially offset by lower variable compensation. Of note, as I mentioned before, our Economic Consulting segment experienced more than the typical revenue recognition deferrals in the quarter, which negatively impacted the segment’s performance for revenues and adjusted EBITDA.

Revenue was deferred on work already undertaken as certain client approvals necessary for revenue recognition had not yet been obtained. We expect these deferrals to be reversed in the third quarter of 2022 as all conditions for revenue recognition are met. Sequentially, revenues decreased 1.2% primarily due to lower realized rates and demand for financial economic services. Excluding FX, revenues increased 1.2%.

In Technology, revenues of $77.8 million decreased 1.1% compared to the prior year quarter. Excluding FX, revenues increased 1.4%. The increase in revenues was primarily due to increased demand for information governance, privacy and security and investigation services, which was partially offset by lower demand for litigation and M&A-related second request services.

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Adjusted segment EBITDA of $8.4 million or 10.8% of segment revenues compared to $18.5 million or 23.5% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to higher compensation which includes the impact of an 18.2% increase in billable head count and an increase in as-needed contractors as well as higher SG&A expenses.

Sequentially, revenues decreased 3.4%, primarily due to decreased demand for M&A-related and litigation services. Adjusted segment EBITDA declined $5 million, which was due to lower revenues, coupled with higher compensation expenses. Revenues in Strategic Communications segment of $71.9 million increased 6% compared to the prior year quarter. Excluding the estimated negative impact from FX, revenues increased 11.7%.

The increase in revenues was primarily due to higher demand for our corporate reputation services compared to the prior year quarter. Adjusted segment EBITDA of $11.5 million or 16% of segment revenues compared to $13.5 million or 19.9% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to higher compensation, which includes the impact of a 13.7% increase in billable headcount and higher SG&A expenses. Sequentially, revenues increased 2.7%, primarily due to higher demand for financial communications services. Adjusted segment EBITDA decreased $4.2 million as the increase in revenues was more than offset by higher compensation and SG&A expenses.

Now let me discuss key cash flow and balance sheet items. We generated net cash from operating activities of $35 million, which decreased $90.6 million compared to $125.6 million in the second quarter of ‘21. The year-over-year decrease was largely due to higher compensation, operating expenses and income tax payments, as well as a decrease in cash collections compared to the same period last year. We generated free cash flow of $22 million in the quarter. Total debt net of cash of $60.5 million on June 30 of ‘22 compared to $159.4 million on June 30, ‘21, and $60.1 million at March 31, ‘22.

Turning to guidance. We are reaffirming our full year 2022 guidance ranges for revenues and EPS as we expect performance in the second half of the year to be stronger than the first half. We expect revenues will range between $2.920 billion and $3.045 billion. EPS is expected to range between $6.40 and $7.20. We do not currently expect EPS and adjusted EPS to differ.

Before I close, I want to emphasize a few key themes. First, as mentioned earlier, we have seen an uptick in restructuring activity, particularly in North America. But as of yet, we have not seen an associated uptick in other geographies. We have the world’s leading team of restructuring experts who are now better positioned than ever before to support any such increase in activity when it occurs globally.

Second, our business has a diverse set of offerings across both geographies and services. In this quarter, in particular, we had terrific performance in our Health Solutions business within our FLC segment, in information governance, privacy and security in our Technology segment and ourcorporate reputation business in Strategic Communications and in the Middle East.

Third, we are the go-to destination for leading talent in our practice areas, thereby giving us the ability to sustain growth over time. And finally, our balance sheet remains exceptionally strong, and we have the ability to boost shareholder value through share buybacks, organic growth and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question today will come from Andrew Nicholas of William Blair.

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Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Maybe to start following up on the last thing you said, Ajay, about kind of not having seen a pickup in restructuring outside of North America. What’s your sense for kind of what’s driving that? Is it — and what kind of visibility do you have, if any, to that eventually sighing outside the U.S.? Just kind of curious about the different dynamics impacting that end market?

Ajay Sabherwal - FTI Consulting, Inc.—CFO & Treasurer

Andrew, the U.S. is more marked. We can see it in the number of matters coming in and the number of pitches and so on and so forth. I think it’s a matter of time, but I can’t predict that time. And we certainly have all the visibility in the world. We are the leading practice. So I just didn’t want us to get ahead of ourselves.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Sure. And in terms of the business and transformation and transactions pipeline, it seems like that’s continued to grow quite nicely. So I’m wondering what the underlying drivers of that are? Are you seeing success primarily in the mid-market? I know you mentioned large-scale M&A starting to slow in other segments.

But maybe a little bit more color on the pipeline and the market backdrop there. And then somewhat relatedly, and I apologize for the lengthy question here, but hoping you could kind of opine on the mix shift going forward from restructuring to BTT. How long can a quarter like this, thesecond quarter last where you’re seeing really good growth in both? And at some point, would you expect that to flip? Or are there enough kind of share gains going on under the hood within BTT where you think there can be a period of both of those sub businesses growing?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Let me take a crack at that. It’s something we talk about actively. Maybe Ajay will add to it and feel free to disagree if you have a different view, Ajay. But look, I think you’ve hit on a good point. Look, at a macro level, some of the forces that trigger restructuring and bankruptcy should negatively affect some of the other parts of that business, right?

At the macro level, as interest rates go up, you expect deals to decline, therefore the need for merger integration to decline or for financial due diligence to decline, et cetera, right? I mean, you would expect at a macro level that those force — the macro forces would cut in favor of one versus the — and against the other. On the other hand, we’re not just a boat floating on the sides anymore.

I mean, we now have people who are actively gaining market share in the non-restructuring type of businesses. And so even if the market goes down, the question is how much — the wave goes down, but your waves slows, but your engine is propelling you (inaudible) net of those two. So that’s one thing that we think about a lot.

And then the second thing is we — to your point, we are not equally in all parts of the market. We are more middle market or upper middle market oriented than the mega deal in CF. In our antitrust business, we tend to focus on the mega deals. In our transformation services, we are more working for private equity firms on mid-market or upper mid-market deals.

And as you noticed in the markets today, the middle market is more strong and continue to be more strong this year than the largest setso f deals. So I think the question you’re raising is how do all those factors balance out. We’re hopeful that this quarter is not an anomaly that we can continue to see a growth in restructuring and maintain some — I think we believe we can maintain some strength for sure, in the transformation services, whether we can be impervious to the market, I don’t think any of us know. Does that at least talk to the question, Andrew?

JULY 28, 2022 / 1:00PM, FCN.N - Q2 2022 FTI Consulting Inc Earnings Call

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Yes. No, that’s very helpful.

Operator

Our next question today will come from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Could you speak to the impacts that you either are seeing or anticipate associated with the big 4 firms or at least some of them considering splitting their auditing and consulting businesses?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Look, that’s the subject of some discussion. I would say as of right now, it’s a modest impact. I mean, we’ve had a little bit of increase in — seems like a little bit of increase in reach out from some people within a couple of the firms who — as you know, we’ve been having a lot of conversations with lots of other firms of laterals who want to come and have been at least — Mollie seems to monitor an uptick in that in the last month or so as some of the noise happens there.

But we don’t know how — what that trend is. I mean, in general, I think this is going to play out over a very long period of time, right? I mean, if you look at any analogous deals, these do not happen instantaneously. Sometimes they don’t happen at the end of the day, right? I mean, these are complicated things to fall off, and I’m sure this one will be complicated as well. So I think this is a story that’s going to unfold over quarters, not days. And I think that’s what we are seeing.

Look, I think if you look at historical experience, these things tend not to happen without some friction. And we’ve already been seen as a very good destination for the record talent on the Big 4 around the world. But we suspect this will, if anything, just adds to that momentum. But we could have a dampening effect near term with the senior most levels if people are waiting to see whether they’re going to have pay days. Most typically, the outflow from companies when this happens tends to be at the level below the partner level, and that’s actually where we’re seeing a bit of a hike up in inquiries at this point in time.

So we’re monitoring it. I mean, look, I think our job is to focus on building our business. If we do a great job of building our business, attracting great people and they come seeing them succeed, the word gets around on that, and that causes lots of other people to come. And so although we’re monitoring this, our primary focus is where it has always been, which is doing the right things for our business and then monitoring and see what opportunities come along. But we will suspect that will be a process that we’re going to actively be monitoring over the next many months. So it’s a good question. Does that at least talk to the question, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It does. It does. I’m curious what are your thoughts around what has been sort of a sluggish rebound in FLC as a whole? You highlighted some areas of strength, but I would have thought based on what I’ve heard from other players around port throughput normalizing that the business would be operating at a higher level by now?

JULY 28, 2022 / 1:00PM, FCN.N - Q2 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Look, I think some parts of our business are a little bit behind where I thought it would be and we will monitor to see. I think those are temporary phenomenon. But I think some of what you’re saying, I agree with and certainly this quarter, we’ll meet the expectations of the leadership team in those — that segment.

But I would do want to — let me put that a little bit of context in 2 ways. I mean, some of the weakness is really just the investment we’re making. I mean, we’re investing at a level we never have in particular in EMEA, but also in some of our other practices because we have leadership now that we believe we can. So that was expected. Beyond that, there was some weakness in some businesses we think, our strong businesses and just had some historical weakness in our construction business, which is a great business, and is strong as it normally is.

And I think that’s a temporary thing. But let me zoom out for a second here. I think this is a really powerful business for us. And if you really look at it for a period of a decade, it didn’t grow. And what we’ve done over the last few years with new leadership team is invest heavily to turn this back into a growth engine. And then you get hit by COVID and all that, there’s a lot of noise. But if you look within that, we have proven our ability to grow that business.

I mean, the cyber business, which we had nothing, we invested in and now we have really a terrific, terrific cyber business. Our data analytics business has continued to grow around the world, and it’s the key to some of the biggest jobs we’re winning around the world. Health Solutions was a basket case during COVID. In the midst of being a basket case, they doubled — almost doubled the number of SMBs, that’s investment and double the number — close to double the number of headcount.

And now that business is soaring. So we have proven that when you have the right teams and you invest behind them over time, that grows, and we have a leadership team committed to it. But I believe the prospects for this business are terrific. But yes, for sure, this quarter wasn’t our best. Does that talk to your question, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It does. From sort of a medium-term perspective, you talked about investments a decent amount, SG&A and revenue-generating folks. How do you think about incremental margin between your U.S. operations and your international operations over — I’m not asking for guidance, but over some decent stretch of quarters and years?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Ajay may have more precise answers. I’ve always resisted setting long-term EBITDA percent targets because I think what you have to do is make sure you’re investing enough of your time with people and the growth potential and all the — the way we’re investing, of course, it all hits EBITDA, right? And if you buy a company, it doesn’t hit EBITDA.

You hire laterally people who have noncompetes or nonsolicits or get disruptive, that hits EBITDA. You hire junior people ahead of demand that is EBITDA. You do with SG&A, it’s EBITDA. And so the way we’re investing hits EPS. And if we have great investment opportunities, I want to go after that even if it temporarily depresses the EBITDA margins. And so I’ve resisted giving EBITDA percent. I think when you do that, you get with the zigzag, but be sure with zigzag.

Over time, you get significant EBITDA dollar growth. And we do it without financial shenanigans. It’s not because you’re doing financing things or weird things, but because you’re actually making the business stronger. And then because of that, your EPS grows and you create shareholder value. And so I’m very focused on creating shareholder value, but I’m not — resisted getting locked into any particular EBITDA percent target because I don’t want ever have an ability to create a great group of people if it will temporarily depress our EBITDA percent. Does that at least respond, if not satisfy your question?

JULY 28, 2022 / 1:00PM, FCN.N - Q2 2022 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

I was kind of — that’s a helpful perspective. But I was kind of aiming more towards incremental margin, like between your North American U.S. business and international compare and contrast. Can you talk about investing internationally, but should we be able to get sort of differentiatedkind of margin going forward as those businesses get scale. So I was aiming for a different angle.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Well, I’ll just say this and then maybe Ajay will add. There are certain places on the continent of Europe where our investments are negative EBITDA right now, and we do not anticipate them being negative EBITDA in the future. The reason I gave you that caveat (inaudible) France, that some business in France, we’ve been investing them into profit margins. You may choose them to say, okay, we should go into market x or y and lose money there, and so is the aggregation. But yes, absolutely, where we’re investing today, EBITDA margin — almost by definition, where we’re saying we’re investing heavily, the EBITDA margins there are below our long-term expectations. Does that more directly respond to what you’re saying?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It does.

Operator

And ladies and gentlemen, at this time, we will conclude the question-and-answer session, and we will also conclude FTI Consulting Second Quarter 2022 Earnings Conference Call.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you for your support. Thank you.

Operator

Thank you all for attending today, and you may now disconnect your lines.

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